99.5 Effect of changes on the Income Statement for the third quarter of 2011 (000's, except per share amounts).

	As reported
	Three months ended	Reclassify ADS	Reclassify Primaloft		Q3 2011	Nine months ended
	September 30,	to discontinued	to discontinued	Other	reported in	September 30, 2011
	2011	operations	operations	reclassifications	2012 format	in 2012 format

Net sales	$250,012	($43,276)	($6,484)		$200,252	$589,887
Cost of goods sold	154,254	(28,806)	(3,258)		122,190	352,697

Gross profit	95,758	(14,470)	(3,226)	-	78,062	237,190
Selling, general, and administrative expenses	48,840	(11,143)	(1,750)		35,947	127,317
Technical, product engineering, and research expenses	13,685	(748)	(271)		12,666	41,105
Restructuring and other, net	2,705	(14)	-		2,691	4,456
Pension settlement expense	-	-	-		-	-

Operating income	30,528	(2,565)	(1,205)	-	26,758	64,312
Interest expense, net	4,377	-	-		4,377	13,939
Other expense, net	374	(323)	-	(60)	(9)	4,811

Income before income taxes	25,777	(2,242)	(1,205)	60	22,390	45,562
Income tax expense/(benefit)	9,032	(679)	(455)		7,897	14,303

Income from continuing operations before earnings of associated companies	16,745	(1,563)	(750)	60	14,493	31,259
Equity in losses from associated companies	71	(131)	-	60	-	-

Income from continuing operations	16,674	(1,432)	(750)	-	14,493	31,259

Income from operations of discontinued business		2,111	1,205		3,316	16,307
Gain on sale of discontinued business	-	-	-		-	0
Income tax expense on discontinued operations	-	679	455		1,135	5,397
Income from discontinued operations	-	1,432	750		2,181	10,910
Net income	$16,674	$-	$-	$-	$16,674	$42,169

Earnings per share - Basic
(Loss)/income from continuing operations	$0.53				0.46	$1.00
Discontinued operations	0.00				0.07	0.35
Net (loss)/income	$0.53				0.53	$1.35

Earnings per share - Diluted
(Loss)/income from continuing operations	$0.53				0.46	$0.99
Discontinued operations	0.00				0.07	$0.35
Net (loss)/income	$0.53				0.53	$1.34

Shares used in computing earnings per share:
Basic	31,278				31,278	31,255
Diluted	31,462				31,462	31,476